Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement of PVH Corp. on Form S-4, and to the incorporation by reference therein of our reports dated March 28, 2012 with respect to the consolidated financial statements and schedule of PVH Corp. and the effectiveness of internal control over financial reporting of PVH Corp., included in its Annual Report (Form 10-K) for the year ended January 29, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

New York, NY

December 3, 2012